NEOGENIX
oncology

15010 Broschart Road, Suite 270, Rockville, MD 20850 • Phone: 301.917.6880 • Fax 301.294.6568
Executive Office: 445 Northern Boulevard, Suite 24, Great Neck, NY 11021 • Phone: 516.482.1200 • Fax: 516.482.3848

www.neogenix.com

June 29, 2012

Dear Neogenix Shareholder:

I am happy to share with you some very important news regarding the future of your company. We have recently entered into a Letter of Intent with Precision Biologics, Inc., a corporation funded by a large group of Neogenix's shareholders, for a transaction (the "Transaction") that would achieve the key goals that most of us have long shared:

- provide a reliable, sustainable source of funding for the continued development of Neogenix's therapeutic and diagnostic products;
- provide all Neogenix shareholders with a continued, substantial ownership stake in the success of our medical technology without requiring our shareholders to invest any further funds;
- provide a "rights offering" mechanism for all of our shareholders who want to invest additional funds and increase their stake in the business;
- allow us to finally rise above the serious problems currently confronting the Company that have prevented us from raising additional funds and undermined the value of all of our investments in the Company. Those problems include the multi-million dollar contingent liability Neogenix has for potential rescission liability to shareholders who purchased shares through unlicensed, compensated finders, the huge number of existing stock options that is dilutive to both the current shareholders and future shareholders, and the risk to the Company from the current SEC inquiry.

The Letter of Intent is non-binding, and there are no guarantees that this transaction will be brought to fruition. As detailed below, the proposal from Precision Biologics will also be subject to higher and better offers in a Chapter 11 proceeding if a definitive agreement is reached and a Chapter 11 bankruptcy case is filed. But I am confident that, if we are able to complete it, this Transaction will be fair and advantageous to Neogenix shareholders and allow our dynamic technology to move forward. I describe below the key terms of the proposed Transaction and the

bankruptcy process in which the Transaction would be consummated. However, first I want to review here the circumstances that have led the Company to its current position to give you context on why the Board of Directors and I are so enthusiastic about this Transaction.

Obstacles to raising funds. Historically, at the direction and under the supervision of a former officer of the Company, the Company initiated and managed a campaign focused on raising funding by selling stock to individuals, rather than professional investment funds. In most cases, the campaign involved paying commissions to unlicensed finders to make those stock sales. The magnitude of this process is reflected in the fact that the Company paid one unlicensed finder more than $1.8 million in cash and in addition issued him substantial stock options. We now know that under federal law and the laws of most states, there are serious legal risks in using such unlicensed, compensated finders. This is confirmed in part by the SEC's commencement of an inquiry into the Company's fundraising described below. Unfortunately, the Company was not well advised by its prior law firm about the legality of these practices. On advice of our new counsel, in 2011 we discontinued paying unlicensed finders for raising investment funds.

The result of this prior fundraising practice is that under the laws of several states, many of our investors may have a potential right to rescind their investment and get their investment back. The Company has disclosed this potential rescission risk as a contingent liability in its financial statements as required by financial accounting rules, and our independent auditors have agreed with this presentation. Our Form 10-K for 2011 will disclose a contingent rescission liability of up to $31 million. While the Company has not offered rescission to any shareholder, we have received requests or claims for rescission from some of our shareholders. For anyone interested in investing in Neogenix, even the possibility of these potentially significant rescission claims, and any accompanying litigation – with uncertain outcome – is a serious deterrent to raising new equity investments.

Also complicating our fundraising efforts has been an SEC inquiry initiated last fall into the Company's payment of commissions to unlicensed finders and representations made to investors by those finders. Our handling of this matter is described in more detail in our prior shareholder letters. At present, we are hopeful that the Company will not be the main focus of any action taken by the SEC, but the SEC inquiry relating to this matter is continuing. Moreover, even if we achieve a positive outcome from the SEC, that will not eliminate the potential rescission rights and the resulting problems described above. And the mere possibility of an SEC action against the Company is also a serious deterrent to anyone interested in investing in Neogenix.

The Company's current capital structure has also discouraged interest from knowledgeable investors. In this regard, at one point the Company had issued almost 20 million stock options to dozens of individuals; many of these were issued as additional compensation to unlicensed finders. At present, the Company has approximately 23 million shares of stock outstanding. As of January 1, 2012, the Company still had more than 16 million options outstanding. This means that our current options represented more than 40 percent of the fully diluted capital stock of the Company. We understand stock options representing 10 to 15 percent of the equity of the Company is an appropriate benchmark for a biotech business at our stage of

development. This huge option overhang is highly dilutive to our shareholders, is unacceptable to institutional investors and is a deterrent to any knowledgeable investor considering investing in Neogenix. I also note that very few options holders have ever exercised their options for cash, and the options therefore have not produced meaningful capital for the Company.

Another impediment to fundraising is that until recently the Company was in Phase I clinical trials. Phase I of clinical trials is designed to test the safety of our cancer drugs– not their efficacy. We are now actively in Phase 2A where we hope eventually we will develop solid evidence of efficacy. However, the current climate for raising funds for biotech companies in general has been very unfavorable. Therefore, even disregarding the problems identified above, it is exceedingly challenging to raise significant financing for a corporation like Neogenix that only recently entered Phase II clinical trials and where the efficacy of our drugs is not yet confirmed.

Need for funds. On a positive note, we have radically reduced our operating costs while continuing to successfully develop our medical technology. Our first drug, NEO-101, has completed Phase I of clinical trials, and has begun Phase II clinical trials. Neogenix needs a substantial and reliable source of funding to move NEO-101 through these Phase II clinical trials. We also need funding to move our second candidate, NEO-201, which we believe shows real promise, into clinical trials. Obtaining a small amount of funding that supports the Company for a few weeks or months will not meet our needs; it is essential that we have deep-pocket financial support to optimize our ability over the long term to realize the true potential of our products.

For the last year Neogenix has worked very hard and diligently to find that financing and we have shared those efforts in prior shareholder letters. A brief summary of those efforts is in order:

1. In the summer of 2011 we were able to get State of Maryland tax credits for our shareholders willing to make an additional investment in Neogenix. We offered that opportunity to our shareholders but were only able to raise a modest investment.

2. Knowing we needed substantial funding, in 2011 we also retained the investment banking firm Maxim Group to help us raise capital from institutional investors and other accredited investors. Maxim contacted dozens of potential investors but none of the firms contacted expressed an interest in investing in Neogenix. We learned in that process that the large number of Neogenix's dilutive stock options was a serious deterrent to potential investors.

3. At the end of 2011 the SEC inquiry and the significant potential recession liability led to the Company's auditors being unable to complete their review of our financial statements until we were able to consult the SEC's Office of Chief Accountant on how to treat the potential rescission claims. Without financial statements it became impossible to raise funding. As soon as we were able to resolve our auditors' concerns on how to present the contingent rescission liability in our financial statements and generate financial statements, we retained the highly regarded investment banking firm Piper Jaffray to lead our capital raising efforts. Piper Jaffray targeted many potential strategic and financial investors who Piper's research suggested might

have an interest in Neogenix's technology and in our industry sector. Although Piper Jaffray has had numerous discussions with potentially interested investors, none of these investors have demonstrated a serious interest in investing in Neogenix at this time.

4. We have also instructed Piper Jaffray to consider any reasonable approaches for funding from any reputable source, including any Neogenix shareholder group, and have referred to Piper Jaffray anyone who has expressed an interest in financially supporting the Company. To date, no proposals have been received from any shareholder group other than the Precision Biologics group that I will discuss below.

5. A few shareholders have suggested that the Company could register its stock on the New York Stock Exchange. Others have advocated that we could raise money by having our stock traded on an over-the-counter "bulletin board" basis. At the request of some shareholders, we did speak with a firm recommended by those shareholders that specializes in public listing arrangements like this. That firm told us categorically that it had no interest in investing any of its own funds in Neogenix, but would promote our stock for sale (taking commissions on the sales) to retail investors once the Company had gotten its stock registered. Even though they were not willing to invest in Neogenix, we asked this firm to let us know what information they needed to develop a proposal, but they did not request any further information about Neogenix and have made no proposal to us.

We have consulted with our investment banking firm and professional advisors about the feasibility and potential advantages and disadvantages of trying to register our stock for sale on a public market and then use that forum to try to raise capital. Putting aside the time and cost of such registration and whether Neogenix even meets the listing requirements for any stock exchange, the advice we have consistently received is that it is unrealistic to expect that a company with no revenue, limited cash, products that only recently entered into Phase II trials, and the legal and capitalization problems discussed above would be listed and remain on a major stock exchange and be able to retain a stock price of more than a few cents. For example, in late April Piper Jaffray analyzed the track record of the firm that was recommended to us by some shareholders to assist with a "bulletin board" listing. Based on that information, it appears that of the last 19 transactions with which this firm became involved in connection with trading and promotion of the stock for a fee, all but one of the companies became penny stocks with share prices ranging from less than a cent to up to 35 cents; eight of the nineteen were trading for one cent or less. Few if any companies ever recover from this kind of stock listing. Once stocks drop to this level, raising assured funding in the large amounts we need is extremely difficult, and likely hugely dilutive to shareholders.

The Proposed Transaction.

Despite aggressive efforts to reduce our expenses, conserve cash as long as possible and keep our scientific work progressing, we are nearing the end of our available funds. We therefore have entered into a non-binding letter of intent with Precision Biologics and are negotiating the definitive asset purchase agreement to be consummated through a potential strategic Chapter 11 bankruptcy process. Though there are many details left to work out, here is how this Transaction would work:

-Precision Biologics is a newly formed corporation whose founders are a large number of Neogenix investors who are willing to make substantial investments to help advance our promising technology. As currently envisioned, Precision Biologics would begin by selling to its investors up to 10 million Precision Biologics shares at $1.25 per share or higher, with the price rising after an initial, short period of time. That would potentially raise up to $12.5 million or more to fund the purchase of Neogenix's assets and to provide working capital for the continued development of our technologies, including funding our clinical trials. Initial investors in Precision Biologics will be subject to substantial minimum investment requirements.

-Pursuant to the terms of the asset purchase agreement, Neogenix would agree to sell all of its operating assets to Precision Biologics through a Section 363 asset sale approved by the bankruptcy court, subject to higher and better offers from other interested bidders. The terms for the sale include, among other things, the following three components:

First, Precision Biologics would provide enough cash to Neogenix to fund the bankruptcy process and continue Neogenix's operations until the asset sale could be completed. This is expected to be not less than $3.5 million. If this Transaction is completed, Precision Biologics will own Neogenix's operational assets but will not be assuming Neogenix's liabilities (e.g. rescission rights, SEC matter, stock options) so Precision Biologics will start out as a clean vehicle.

Second, Precision Biologics would issue an additional 5 million of its shares to Neogenix for distribution to current Neogenix's shareholders on a pro rata basis. It is important to note that there is no cost to the current Neogenix shareholders in connection with the issuance of these shares. All shareholders of Precision Biologics would enter into a shareholder agreement.

Third, Precision Biologics would offer an additional 5 million of its shares for purchase to Neogenix shareholders in a "rights-type" offering. Neogenix shareholders would have the right (but not the obligation) for a short period of time to purchase this Precision Biologics stock in proportion to their current ownership interest in Neogenix. These shares would be offered at $1.50 per share and if fully purchased would raise another $7.5 million of working capital for the business. There will be no minimum investment required of any Neogenix shareholder in this rights offering.

Once Neogenix and Precision Biologics execute the asset purchase agreement, it is contemplated that Neogenix would then file for protection under Chapter 11 of the Bankruptcy Code and would seek to implement this "Section 363" asset sale. To ensure that this transaction is fair to Neogenix's shareholders, the bankruptcy court would run an auction-type process. With the offer from Precision Biologics on the table, *any* qualified buyer who was interested in Neogenix's assets would have the opportunity to come forward and make a higher and better offer.

The result of the Transaction with Precision Biologics would be that those Neogenix shareholders who want to invest more money in the promise of our technology would be able to do so, without the current legal risks the Company faces, some of which are described above,

and without the prospect of significant dilution by existing options. Those Neogenix shareholders who do *not* want to invest more money would still retain a substantial ownership interest in Precision Biologics and in the future promise of our technology.

After the asset sale, if Precision Biologics is the winning bidder, it would be in a position to accelerate and optimize the development of Neogenix's products. Precision Biologics would start out with substantial funding from its own initial shareholders and through whatever additional funds Neogenix's shareholders choose to provide in the "rights-type" offering. If and when more funds are needed, Precision Biologics would be in a better position to access the kind of funding that Neogenix has been unable to raise, including from institutional investors, the public markets and deals with strategic partners. In sum, if the Transaction comes to fruition, Neogenix shareholders would essentially trade an interest (heavily diluted by options) in a firm (Neogenix) that is finding it impossible to raise the significant funds for an equity interest (plus the opportunity to invest more) in a "clean" company that will be significantly funded and will be in a superior position to optimize the development of our technology and realize its promise for cancer patients.

How will the Neogenix Board members and management be treated in this transaction? We have seen several communications from a small group of shareholders that have severely criticized the Board and suggested that the Board is acting in a self-serving way to the detriment of our shareholders. That is absolutely untrue and unfounded. *All* Neogenix shareholders will be treated alike. Neogenix Board members have served without any cash compensation and would receive no compensation of any kind for their role as Board members in connection with or as a result of this Transaction. As for our management team, no member of management is entitled to, or would receive, any special bonus or compensation of any kind as a result of the Transaction. Insofar as Precision Biologics wants to keep management (and other employees) on to continue with the development of our science, they will become employees of Precision Biologics and will negotiate their own individual arrangements.

What comes next? We are moving as quickly as possible to complete a definitive asset purchase agreement with Precision Biologics under which Precision Biologics would commit to making an opening bid – the so-called "stalking horse" bid – that would enable us to go forward with this transaction. While we are hopeful, there is no certainty that we will be able to complete our agreement with Precision Biologics or that Precision Biologics will raise the funding needed to complete the purchase and operate the business going forward. Of course, any transaction involves risks, and the bankruptcy process itself can be expensive and uncertain. But it is an open process, and it will involve an auction at which the ultimate winner should be whoever – Precision Biologics or some other entrant – makes the highest and best offer to the Company.

This transaction has been the result of enormous efforts by the Board and management to find a way to continue to develop the promise of our technology, for the benefit of our own shareholders and cancer patients. I am confident that this is the best solution available for all Neogenix shareholders. We will be providing further information as this process moves forward.

Sincerely,

James A. Feldman
Chairman, Board of Directors

Forward Looking Statements

Certain statements contained in this letter are forward-looking statements that relate to future events. These statements are based on current expectations only and are subject to known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results express or implied by such forward-looking statements, including those risk factors discussed in Neogenix's SEC reports. Neogenix Oncology undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.